EXHIBIT 10.1

SETTLEMENT AND RELEASE AGREEMENT

This agreement ("Agreement") is dated and effective as of the 13th day of July 2011 ("Effective Date") and is entered into by and between Lectrolarm Custom Systems, Inc. and its successor-in-interest, HJS Enterprises, (a general partnership) ("Lectrolarm") on the one hand and Vicon Industries Inc. ("Vicon") on the other hand (collectively the "Parties").

RECITALS

WHEREAS Lectrolarm is the owner of all rights, title and interest in U.S. Patent No. 4,974,088 entitled "Remote Control Apparatus for a Rotating Television Camera Base" which involves a programmable camera base remote control technology that is extensively used in surveillance, video-conferencing and pan/tilt/zoom camera control systems ("'088 Patent");

WHEREAS Vicon is engaged in the manufacture and sale of remote camera technology that involve pan, tilt, and zoom cameras that are alleged to violate the '088 Patent;

WHEREAS the parties are currently involved in a patent infringement court proceeding which Lectrolarm filed in the U.S. District Court for the Western District of Tennessee (No. 03-2330-SHM-cgc) ("Litigation") against Vicon and others, including the remaining defendants UTC Fire & Security Americas Corporation, Bosch Security Systems, Inc., and Sensormatic Electronics, LLC ("Other Defendants") concerning allegations of infringement of the claims of the '088 Patent;

WHEREAS in the Litigation Lectrolarm alleged that Vicon infringed one or more claims of the '088 Patent;

WHEREAS in the Litigation Vicon alleged that its products did not infringe the '088 Patent and that the '088 Patent was invalid;

WHEREAS the '088 Patent expired on May 12, 2009; and

WHEREAS the parties wish to settle all disputes between them including without limitation the Litigation under the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree to be bound as follows:

ARTICLE 1 DEFINITIONS

The following terms shall have the meanings set forth below.

1.1        "Affiliate" is any entity that directly or indirectly controls, is controlled by, or is under common ownership or control with a Party including without limitation parent and subsidiary companies, and for such purpose "control" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the entity, whether through the ownership of voting securities, by contract or otherwise. As for Vicon, Affiliate shall include any person or entity who or which in the future may purchase controlling interest in Vicon or all or substantially all of the assets of Vicon, provided, however, that the term Affiliate shall not now or in the future directly or indirectly include the Other Defendants or any Affiliate, subsidiary, parent or partner of the Other Defendants.

1.2        The term "infringement" shall include infringement of the '088 Patent in any way whatsoever, including without limitation contributory infringement and/or inducement to infringe.

1.3        "Notify" or "Notice" shall have the meaning as set forth in Section 8.2 of this Agreement.

1.4        "Parties" or "Party" as used in this Agreement means Lectrolarm and Vicon.

1.5        "U.S. Patent No. 4,974,088" or "the '088 Patent" means U.S. Patent No. 4,974,088 and any patent applications, re-issues, renewals, substitutions, re-examinations, extensions, divisionals or continuations filed or pending in the U.S. Patent & Trademark Office which claim priority to U.S. Patent No. 4,974,088, and all foreign counterparts thereof.

1.6        “Claims” shall mean and include all claims made in the Complaint or amendments to it filed by Lectrolarm against Vicon in the Litigation.

1.7        “Counterclaims” shall mean and include all claims made in the Counterclaim or amendments to it filed by Vicon against Lectrolarm in the Litigation.

ARTICLE 2- PAYMENT

2.1        Payment. In exchange for the releases, dismissal and other consideration set forth herein, Vicon shall pay Lectrolarm Five Million U.S. Dollars ($5,000,000) (the "Payment").

2.2        The Payment shall be made within ten (10) days of the Effective Date of this Agreement.

2.3        The Payment shall be a one-time payment. Vicon shall not be obligated to make any additional payments.

2.4        Method of Payment. Payment by Vicon shall be made in U.S. dollars via wire transfer to Lectrolarm, as follows: Wells Fargo Bank, 420 Montgomery Street, San Francisco, CA 94104; ABA Routing Number: 121000248; Beneficiary: First Clearing, LLC; Account Number: 4122023377; Further Credit: HJS Enterprises, Acct. #34057590.

ARTICLE 3- MUTUAL RELEASE, DISMISSAL AND COVENANT NOT TO SUE

3.1    Other than as specifically set forth in Sections 3.4 and 3.5, and as of the date of Payment, Lectrolarm and Vicon hereby mutually fully release and forever discharge each other and their Affiliates, directors, officers, employees, agents and attorneys from any and all claims, causes of action, debts, liabilities, rights to damages, costs, expenses, and attorneys' fees, and rights to injunctive relief (including, without limitation, the Claims, Counterclaims, and Defenses in the Litigation) which either party may have or could have had against the other relating to the Litigation or the '088 Patent as of the Effective Date, whether or not asserted in the Litigation, and whether known or unknown. Subject to the Payment Lectrolarm further releases and forever discharges any and all customers, sales representatives, distributors, suppliers, and users of Vicon products from any and all claims, causes of action, debts, liabilities, rights to damages, costs, expenses, and attorneys' fees, and rights to injunctive relief which Lectrolarm may have or could have had relating to the Litigation or the '088 Patent as of the Effective Date, whether or not asserted in the Litigation, and whether presently known or unknown ("Vicon customer, sales representative, distributor, supplier, or user claims"), where such Vicon customer, sales representative, distributors, suppliers, or users making, using, selling or offering for sale Vicon products, and where such Vicon customers, sales representative, distributor, supplier, or user claims arise under or relate to the '088 Patent, provided, however, that this release shall not relate to any products or systems made, offered for sale or sold by the Other Defendants, nor shall this release in any way be construed to limit Lectrolarm's pending infringement action against the Other Defendants relating to any non-Vicon products. As of the date of Payment, Lectrolarm and Vicon further mutually release and forever discharge each other from any and all claims that they may have against each other as of the Effective Date based upon the conduct and actions alleged in or related to the Litigation. Subject to the dismissal with prejudice of all Claims, Vicon further releases and forever discharges any and all customers, sales representatives, distributors, suppliers, and users of Lectrolarm products from any and all claims, causes of action, debts, liabilities, rights to damages, cost, expense, and attorneys' fees, and rights to injunctive relief relating to the Litigation or the '088 Patent, which Vicon may have as the Effective Date, whether or not asserted in the Litigation, and whether presently known or unknown ("Lectrolarm customer, sales representative, distributor, supplier, or user claims"), relating to the Litigation or the '088 Patent.

3.2    Other than as specifically set forth in Sections 3.4 and 3.5, it is understood and agreed that, as part of the consideration and as inducement for the execution of this Settlement Agreement, the Parties hereto, with full knowledge and with the specific intent to release all claims described in this Agreement, do hereby specifically waive the provisions of any statute, ordinance or rule of law to the effect that a general release does not extend to claims which the party to the release does not know or suspect to exist in its favor at the time of executing the release, whether or not the knowledge of such claim might have materially affected its decision to settle. Notwithstanding any such statute, ordinance or rule of law, and for the purpose of implementing full and complete release, the Parties hereby expressly acknowledge that this Agreement is intended to include in effect, without limitation, all claims described in the Agreement, whether known or unknown, and this Agreement further contemplates the extinction of any and all such claims. The releases of claims covered in Section 3.1 and this Section 3.2 are referred to herein collectively as the "Released Claims".

3.3    Other than as set forth in Sections 3.4 and 3.5, subject to receipt of the Payment Lectrolarm further covenants and agrees that, after the Effective Date, it shall not institute litigation or assert any claim based, in whole or in part, upon any of the Released Claims, or arising out of or relating to the '088 Patent, or any extensions or modifications thereof, anywhere in the world against Vicon or its Affiliates, or assert any claim anywhere in the world against Vicon's customers, sales representatives, distributors, suppliers, or users of Vicon products where such claims are due to such Vicon customers, sales representatives, distributors, suppliers, or users making, using, selling, or offering for sale Vicon products, provided, however, that this covenant shall not relate to any products or systems made, offered for sale or sold by the Other Defendants, nor shall this covenant in any way be construed to limit Lectrolarm's pending infringement action against the Other Defendants relating to any non-Vicon products. Other than as set forth in Section 3.4 and 3.5, Vicon further covenants and agrees that, after the Effective Date, it shall not institute litigation or assert any claim based, in whole or in part, upon any of the Released Claims, or arising out of or relating to anywhere in the world against Lectrolarm, or assert any claim anywhere in the world against Lectrolarm's customers, sales representatives, distributors, suppliers, or users of Lectrolarm products where such claims are due to such Lectrolarm customers, sales representatives, distributors, suppliers or users making, using, selling or offering for sale Lectrolarm's products.

3.4    The Parties do not release one another from any claim to enforce any term of this Agreement. If for any reason the Payment is not made this Section 3 is null and void.

3.5    Notwithstanding the foregoing, if the Payment becomes the subject of any effective avoidance action brought with respect to Vicon under the United States Bankruptcy Code or applicable non-bankruptcy law: (i) the release contained in this Section 3 shall automatically become null and void if it results in an avoidance; and (ii) Lectrolarm and Vicon shall be returned to their respective legal positions as of the day preceding the date of this Agreement.

3.6    On receipt of Payment called for in paragraph 2.1 of this Agreement the Parties shall cause their respective counsel to execute and file with the Court a Consent Order of Dismissal with Prejudice of All Claims and Counterclaims Between the Parties (the "Consent Order") in the form annexed hereto as Exhibit A, discontinuing and dismissing with prejudice the Litigation as it relates to Vicon.

3.7    Subject to the terms and conditions of this Agreement, including the dismissal with prejudice of the Claims, and except as required by subpoena or court order, Vicon and its Affiliates, directors, officers, employees, agents and attorneys acting on behalf of Vicon covenant and agree not to:

(i)    Initiate, engage, continue, or otherwise assist in any proceeding, or take any other actions, to invalidate or render unenforceable any claim of the '088 Patent.

(ii)    Aid, participate with, collaborate with, or otherwise assist, any other person or entity in that person's or entity's proceeding to invalidate or render unenforceable any claim of the '088 Patent, except as required by subpoena or court order.

(iii) Cooperate with or provide any assistance to Other Defendants or their Counsel, in any aspect of the litigation including, but not limited to, providing or allowing access to and preparation of witnesses, voluntarily making witnesses available for testimony, or providing or allowing access to Vicon equipment or documents absent court order or subpoena. Vicon shall have no obligation to prepare its employees to testify in the event that Vicon employees are required by court order or subpoena to appear and testify. It is understood and agreed, however, that Vicon reserves the right to prepare and/or defend any of its employees who may be required to testify pursuant to subpoena and may respond or object to any subpoena served on Vicon.

(iv) Respond to or provide information in response to a subpoena without first providing immediate notice to Lectrolarm. Vicon shall have no obligation to otherwise oppose any subpoena but may do so at its election. In the event Lectrolarm files a motion for a protective order or otherwise opposes any subpoena, Vicon agrees not to provide documents or information responsive to the subpoena unless and until a court order obligates a Vicon response.

3.8    Subject to terms and conditions of this Agreement, including the Payment, Lectrolarm, on behalf of itself and its Affiliates, covenants and agrees to:

(i)    Take all necessary actions to cause dismissal with prejudice of Lectrolarm's Complaint against Vicon in the Litigation immediately after Vicon makes the Payment to Lectrolarm, including filing of the Consent Order of Dismissal with Prejudice in the form attached as Exhibit A and by Lectrolarm, at its own cost and expense, taking such other actions as may be required to fully effectuate such complete and final dismissal.

(ii)  File a joint motion with Vicon to withdraw any motions currently pending in the Litigation in so far as they pertain to Vicon, including but not limited to Lectrolarm's Sanctions Motion (D.E. No. 340 and 658 and related entries), and withdraw DE No. 723 (Lectrolarm's Sur-Reply to the Reply of Vicon in Support of Movants' Motion for Leave to Conduct Fact Depositions on Newly Disclosed Prior Art Evidence). Nothing in this Agreement shall in any way obligate Lectrolarm to withdraw motions or other pleadings in so far as they pertain to Other Defendants.

(iii)     Not to sue Vicon or Vicon's Affiliates based upon any act by Vicon of manufacture, use, sale, offer for sale or import of any Vicon product, which relates in any way whatsoever to the '088 Patent or the Litigation.

(iv)     Not to sue any Vicon distributor or customer under the '088 Patent for infringement based upon their use, sale, offer for sale or import of Vicon products, provided, however, than this covenant shall not in any way be construed to limit Lectrolarm's pending infringement action against the Other Defendants relating to any non-Vicon products.

ARTICLE 4- WARRANTIES AND REPRESENTATIONS

4.1        Requisite Authority. The signatories to this Settlement Agreement represent and warrant that they have authority to bind the parties to this Agreement whom they represent.

4.2        Additional Representations and Warranties. The Parties represent and warrant that they have not assigned, transferred or conveyed to any third party rights to any Released Claims. Lectrolarm represents and warrants that it owns all right, title and interest in and to the '088 Patent and that it has the exclusive authority to enter into this Agreement.

4.3        Lectrolarm warrants and represents that other than the '088 Patent it does not own or control any patent, which Lectrolarm claims is or may be infringed or in the past may have been infringed by any product, process or method manufactures, offered for sale, sold, produced or used by Vicon or its Affiliates.

ARTICLE 5- TERMINATION

5.1        This Agreement may not be terminated by either Party.

ARTICLE 6- OTHER ACTIONS BY VICON

6.1        Vicon shall take all actions necessary to cause dismissal with prejudice of Vicon's Counterclaims against Lectrolarm in the Litigation immediately after Vicon makes the Payment to Lectrolarm, including executing of the Consent Order of Dismissal with Prejudice in the form attached as Exhibit A.

6.2         Vicon will file a joint motion with Lectrolarm, as provided by Section 3.8 (ii) to withdraw certain filings, including D.E. 340, 658 and 723 (filed by Lectrolarm) and D.E. No. 720 (filed by Vicon) (Reply of Vicon in Support of Movants' Motion for Leave to Conduct Fact Depositions on Newly Disclosed Prior Art Evidence).

ARTICLE 7- (INTENTIONALLY LEFT BLANK)

ARTICLE 8- MISCELLANEOUS

8.1        Neither this Agreement nor any of the terms hereof shall be construed as evidence of any admission by any of the parties hereto of the validity of the claims made against Vicon in the Litigation, or of its liability therefore or of any wrong doing on Vicon's part. Neither this Agreement nor any of its terms shall be offered or received in evidence in the Litigation or in any other action or proceeding, or be utilized in any manner whatsoever, as in admission or concession of liability or wrong doing of any nature on the part of Vicon.

8.2        Notices.    All notices hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, one day after delivery to a nationally recognized overnight delivery service, charges prepaid, three days after sent by registered or certified mail, postage prepaid, or when receipt is confirmed if by facsimile or electronic means:

In this case of Lectrolarm:

Lectrolarm Custom Systems, Inc.
c/o Merilyn Mangum, Esq.
HJS Enterprises
5118 Park Avenue, Suite 245
Memphis, TN 38117
Facsimile: 901-762-1444
Email: merilyn.mangum@phg.com

With a copy to:

Kenneth W. Brothers, Esq.
Dickstein Shapiro LLP
1825 Eye Street, NW
Washington, D.C. 20006-5403
Facsimile: 202-420-2201
Email: brothersk@dicksteinshaprio.com

In the case of Vicon:

Ken Darby CEO
Vicon Industries Inc.
89 Arkay Drive
Hauppauge, NY 11788-3727
Facsimile:
Email: KDarby@vicon-security.com

With a copy to:

James E. Hanft, Esq.
Schiff Hardin, LLP
666 Fifth Avenue, 17th Floor
New York, NY 10103
Facsimile: 212-753-5044
Email: jhanft@schiffhardin.com

Such addresses may be altered by written notice given in accordance with this Article 8.2.

8.3        Assignment. Vicon may assign this Agreement or any rights and obligations contemplated herein with prior written notice to Lectrolarm. Lectrolarm may assign this Agreement or any rights and obligations contemplated herein with prior written notice to Vicon. Upon any such assignment, the assignee shall become subject to all of the terms and conditions of this Agreement, arising from this Agreement. This Agreement shall bind and inure to the benefit of the respective Parties hereto and their successors and assigns.

8.4        Force Majeure. Any delays in or failures of performance by any Party under this Agreement shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the party affected, including but not limited to: acts of God; acts, regulations or laws of any government; strikes or other concerted acts of workers; fires; floods; explosions; riots; wars; rebellions; and sabotage; and any time for performance hereunder shall be extended by the actual time of delay caused by such occurrence.

8.5        Relationship of Parties. The Parties hereto are entering into the Agreement as completely independent entities, and nothing herein is intended or shall be construed to create between the Parties a relationship of principal and agent, partners, joint venturers or employer and employee. No Party shall hold itself out to others or seek to bind or commit the other Party in any manner inconsistent with the foregoing provisions of this Article.

8.6        Integration. It is the mutual desire and intent of the Parties to provide certainty as to their future rights and remedies against each other by defining the extent of their mutual undertakings as provided herein. The Parties have in this Agreement incorporated all representations, warranties, covenants, commitments and understandings on which they have relied in entering into this Agreement and, except as provided for herein, neither Party has made any covenant or other commitment to the other concerning its future action. Accordingly, this Agreement constitutes the entire agreement and understanding between the Parties with respect to the matters contained herein, and there are not prior oral or written promises, representations, conditions, provisions or terms related thereto other than those set forth in this Agreement. The Parties may from time to time during the term of this Agreement modify any of its provisions by mutual agreement in writing.

8.7        Headings. The inclusion of headings in this Agreement is for convenience only and shall not affect the construction or interpretation hereof.

8.8        Construction.    The Parties agree and acknowledge that this Agreement is the product of both parties and shall not be construed against either party.

8.9        Governing Law. The validity and interpretation of this Agreement and the legal relations of the parties shall be governed by the laws of the State of Tennessee. Any disputes arising out of this Agreement shall be finally settled before the Federal or State courts for the State of Tennessee in Memphis.

8.10         Execution of Agreement in Counterparts. This Agreement may be executed in two counterparts, and execution by each Party of one of such counterparts will constitute due execution of this Agreement. Each such counterpart hereof shall be deemed to be an original instrument, and all such counterparts together shall constitute but one agreement.

8.11     Attorneys Fees. In the event of a dispute relating to the breach of any provision of this Agreement, the prevailing party, in addition to any damages allowable at law or in equity, shall be entitled to recover its reasonable costs and attorneys' fees.

IN WITNESS WHEREOF, the Parties hereto caused the Agreement to be duly executed by their respective authorized officers as of the day first written above.

LECTROLARM CUSTOM SYSTEMS, INC.        VICON INDUSTRIES, INC.

By:    /s/ Martin Belz                        By:     /s/ Kenneth M. Darby
Its:     Director                         Its:     Chairman & CEO
Date:    July 13, 2011                     Date:    July 13, 2011

HJS ENTERPRISES

By:    /s/ Martin Belz
Its:    Director
Date:    July 13, 2011